EXHIBIT 5.1
                      Legal Opinion and Consent of Counsel

THE O'NEAL LAW FIRM, P.C.
668 North 44th Street, Suite 233
Phoenix, Arizona 85008
(602) 267-3855 (602) 267-7400 (fax)

                    OPINION OF COUNSEL AND CONSENT OF COUNSEL

TO:           Board of Directors
              Master Distribution Systems, Inc.

RE:           Registration Statement on Form SB-2

Gentlemen:

     As counsel to Master Distribution Systems, Inc., a Nevada corporation (the "Company"), we have participated in the preparation of the Company's
Registration Statement on Form SB-2 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 1,275,700 shares of the Company's $0.001 par value common stock on behalf of the Company's existing shareholders. As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. We have also examined the applicable laws of the State of Nevada, provisions of the Nevada Constitution, and reported judicial decisions interpreting such laws. Based upon such examinations, we are of the opinion that the shares of the Company's common stock to be offered pursuant to the Registration Statement have been validly issued, fully paid and are non-assessable shares of the shares of the common stock of the Company. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement on Form SB-2 filed by the Company and the reference to our firm contained therein under "Legal Matters".

                                                     Sincerely,



                          /s/ THE O'NEAL LAW FIRM, P.C.
                          -------------------------------
                          Phoenix, Arizona

DATED: August 12, 2004.